REYNOLDS METALS COMPANY
                    SALARY DEFERRAL PLAN FOR EXECUTIVES


          The Reynolds Metals Company Salary Deferral Plan for Executives shall be amended effective January 1, 1995, so that through December 31, 1996, a new Article IX shall be added as follows:

                                ARTICLE IX

                            MANDATORY DEFERRALS

          9.01 The provisions of this Article IX shall apply in 1995 and 1996 to each Eligible Employee who is a Top Executive. For purposes of this Article IX, a "Top Executive" means for any calendar year any individual who may reasonably be expected to be a "covered employee" for the year for purposes of Section 162(m) of the Internal Revenue Code.

          9.02 If it appears that a Top Executive's compensation for the year will exceed the amount that the Company will be permitted to deduct in accordance with Section 162(m) of the Internal Revenue Code, after taking into account any voluntary or mandatory deferral under the Reynolds Metals Company New Management Incentive Deferral Plan and any voluntary deferral under this Plan, payment of such Top Executive's Salary shall be automatically deferred in accordance with this Article IX to the extent necessary to bring the Top Executive's compensation for purposes of Section 162(m) of the Internal Revenue Code below One Million Dollars ($1,000,000). Any applicable payroll taxes that cannot be deducted and paid from the Top Executive's Salary as a result of this mandatory deferral shall be reimbursed to the Company by the Top Executive.

          9.03 Any mandatory deferral in accordance with this Article IX shall be subject to the following terms and conditions:

          (a) Unless the Top Executive has elected another Deferral Termination Date before the beginning of the calendar year, the Deferral Termination Date for any Salary subject to a mandatory deferral shall be the December 31st of the year in which the Top Executive's employment with the Company and any subsidiary terminates.

          (b) Unless the Top Executive has elected another schedule of payments before the beginning of the calendar year, payment of any Salary subject to a mandatory deferral shall be made in a single lump sum.

          (c) Unless before the beginning of the calendar year the Top Executive has elected otherwise with regard to any Salary subject to a mandatory deferral for the year, the Phantom Investment Alternative that will apply to amounts subject to a mandatory deferral shall be based on the Interest Income Fund under the Savings and Investment Plan.



          Executed and adopted this 15th day of February, 1995, pursuant to action taken by the Board of Directors of Reynolds Metals Company at its meeting on November 18, 1994.


                              REYNOLDS METALS COMPANY




                              By  Donald T. Cowles
                                Donald T. Cowles
                                Executive Vice President, Human
                                Resources and External Affairs